Exhibit 99.2

Important Notice Concerning Limitations on Trading in Great Plains Energy Common Stock

Great Plains Energy has previously provided notice to you that activity in the Aquila, Inc. (“Aquila”) common stock fund (the “Fund”) of the Aquila Retirement Investment (401(k)) Plan (the “Plan”) would be closed temporarily to any transactions.  This closure, or "blackout period" was implemented in connection with the anticipated effective time of the merger (the “Merger”) involving Aquila and Gregory Acquisition Corp., pursuant to which Aquila became a wholly-owned subsidiary of Great Plains Energy.  At the effective time of the Merger, each outstanding share of Aquila common stock was converted into the right to receive 0.0856 shares of Great Plains Energy common stock and $1.80 in cash. The blackout period in the Plan was necessary to ensure that all Aquila common stock transactions in the Fund were fully completed before the effective time of the Merger and so that, after the effective time of the Merger, the administrator of the Plan could process the exchange of Aquila common stock for Great Plains Energy common stock and cash.  The prior notice stated that the blackout period with respect to the Plan was expected to begin during the week of July 6, 2008 and end during the week of July 20, 2008, and that the corresponding trading blackout period would be in effect for the portion of the Plan blackout period that occurred after the effective time of the Merger, which was anticipated to be during the week of July 13, 2008.

The Merger was consummated on July 14, 2008, and the trading blackout period consequently began that day.  On July 17, 2008, Great Plains Energy was informed by the administrator of the Fund that the blackout period ended that day.  The processing of the exchange of Aquila common stock for Great Plains Energy common stock and cash did not take as long as previously anticipated.  There is no other change in the information previously provided to you.

If you have any questions concerning transactions in Great Plains Energy’s common stock, this notice or the trading blackout period, please contact Mark G. English, General Counsel and Assistant Secretary, by telephone at (816) 556-2200 or in writing at Great Plains Energy, 1201 Walnut, Kansas City, MO 64106.

July 18, 2008.